Information for SEC Form 13-G
Financial Management Services
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

As of 12/31/01

FIRSTNAT CO.

Total aggregate shares                                              639,286
                                                                    -------

Total voting power shares

     Shared voting power                                            207,573

     Full voting power                                              431,713

Total voting power shares                                           639,286
                                                                    -------


Total investment power

     Full discretion or investment power                            287,635

     Restricted or no investment power                              229,727

Shared investment power
     With approval                                       44,512

     With consultation                                   77,412
                                                         ------

Total shared investment power                                       121,924


Total investment power                                              639,286
                                                                    -------

*Percentage of outstanding                                           14.45%
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